Exhibit 10.1
Execution Copy

SEVERANCE AGREEMENT AND GENERAL RELEASE
This Severance Agreement and General Release (“Severance Agreement”) is between Southcross Energy Partners GP, LLC, and Bruce A. Williamson and is effective as of August 17, 2018;
WHEREAS, Executive accepted employment with the Company pursuant to an Employment Agreement dated January 6, 2017 (the “Employment Agreement”);
WHEREAS, the Parties incorporate by reference herein the Definitions from Section 1 of the Employment Agreement;
WHEREAS Executive’s employment has been terminated effective August 16, 2018 (“Termination Effective Date”);
WHEREAS, the Parties mutually desire to enter into this Severance Agreement and settle fully and finally, in the manner set forth herein, all differences between them which have arisen, or which may arise, prior to, or at the time of, the execution of this Severance Agreement, including, but in no way limited to, any and all claims and controversies arising out of the employment relationship between Executive and the Company and the termination thereof;
Now, therefore, in consideration of the promises and mutual agreements, provisions and covenants contained herein and other good and valuable consideration, the adequacy of which is hereby acknowledged, the Parties agree as follows:
1.     General Release; No Additional Benefits. Executive agrees for Executive, Executive’s spouse, children, if any, heirs, beneficiaries, devisees, executors, administrators, attorneys, personal representatives, successors and assigns, hereby forever to release, discharge, and covenant not to sue Southcross Energy Partners GP, LLC, a Delaware limited liability company and any of its past, present, or future parent, affiliated, related, and/or subsidiary entities, and all of the past and present directors, managers, members, shareholders, officers, general or limited partners, employees, agents, and attorneys, and agents and representatives of such entities, and employee benefit plans in which Executive is or has been a participant by virtue of his employment with Company (collectively, the “Releasees”), from any and all claims, debts, demands, accounts, judgments, rights, causes of action, equitable relief, damages, costs, charges, complaints, obligations, promises, agreements, controversies, suits, expenses, compensation, responsibility and liability of every kind and character whatsoever (including attorneys’ fees and costs), whether in law or equity, known or unknown, asserted or unasserted, suspected or unsuspected, which Executive has or may have had against such Releasees based on any events or circumstances arising or occurring on or prior to the date this release is executed, arising directly or indirectly out of, relating to, or in any other way involving in any manner whatsoever, Executive’s employment with Company or its subsidiaries or the termination thereof, and any and all claims arising under federal, state, or local laws relating to employment, or securities, including without limitation claims of wrongful discharge, breach of express or implied contract, fraud, misrepresentation, defamation, or liability in tort, claims of any kind that may be brought in any court or administrative agency, any claims arising under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Fair Labor Standards Act, the Executive Retirement Income Security Act, the Family and Medical Leave Act, the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act, and similar state or local statutes, ordinances, and regulations; provided, however, notwithstanding anything to the contrary set forth herein, that this Release shall not extend to (i) benefit claims under employee pension or welfare benefit plans in which Executive is a participant by virtue of his employment with Company or its subsidiaries, (ii) any rights under that certain Employment Agreement, dated as of January 6, 2017, by and between Company and Executive, (iii) any rights of indemnification Executive may have under any written agreement between Executive and Company (or its affiliates), Company’s Certificate of Formation, the Partnership’s Third Amended and Restated Limited Partnership Agreement, any applicable statute or common law, or pursuant to any applicable insurance policy, (iv) unemployment compensation, (v) contractual rights to vested equity awards, (vi) COBRA benefits and (viii) any rights that may not be waived as a matter of law. Executive agrees that this Agreement, including the payments due under Section 3 below, resolves all outstanding issues arising from Executive’s employment and Executive acknowledges and agrees that Executive has received all other compensation and benefits to which Executive would otherwise be entitled through the Termination Effective Date. Executive shall receive no compensation or benefits from the Company in addition to those set forth in this Agreement, except for any amounts payable, to the extent not paid, under the Southcross Energy Partners, L.P. Non-Employee Director Deferred Compensation Plan, as amended, in accordance with the provisions of the Plan The Company also acknowledges that Executive will receive any accrued but unused paid time off to which he may be entitled in accordance with the Company policies applicable to Executive. Executive acknowledges and agrees that Executive shall continue to be obligated under the confidentiality provisions and restrictive covenants of any applicable agreements and plans following the Termination Effective Date as outlined in Section 11.
2.     Confidentiality: The parties agree that they will keep the terms and existence of this Severance Agreement STRICTLY AND COMPLETELY CONFIDENTIAL, and that they will not communicate or otherwise disclose to any employee of the Company (past, present, or future), or to a member of the general public, the terms or existence of this Severance Agreement, except as may be required by law or compulsory process; provided however, that Executive may disclose this Severance Agreement to his attorneys, tax and financial advisors and/or any healthcare providers that he chooses to consult about his physical or mental health and the Company shall be entitled to make any necessary disclosures as required by the Securities and Exchange Commission. If asked about any of such matters, Executive’s and the Company’s response shall be that they do not care to discuss any of such matters
3.     Terms: Pursuant to Section 5(b)(i) of the Employment Agreement, provided Executive has executed this Severance Agreement and not revoked the Severance Agreement pursuant to Section 7 below, the Company shall, on the payment date specified in Section 5(b)(ii) of the Employment Agreement, pay Executive $389, 041.00 which represents for the balance of the then current Term (ie. Through December 31, 2018).
4.     Rights Upon Breach: In the event that Executive breaches any provision of this Severance Agreement and/or any surviving section of the Employment Agreement, the Company’s obligations to continue making payments under Section 3 above shall cease.
5.     Cooperation: Executive will cooperate in all reasonable respects with the Releasees in connection with any business matter and any existing or future litigation, actions or proceedings (whether civil, criminal, administrative, regulatory or otherwise) brought by or against any of the Releasees to the extent the Company reasonably deems necessary.
6.     Return of Company Property: Executive shall return any and all Company property in his possession, custody or control, including without limitation, company issued cell phones, credit cards, key, key fobs, laptops, tablets, etc.
7.     Revocation: Executive may revoke this Severance Agreement by notice to the other party, in writing, within seven (7) days of the date of its execution by Executive (the “Revocation Period”) by emailing notice to Kelly Jameson at kelly.jameson@southcrossenergy.com. Executive agrees that he will not receive the consideration provided by this Severance Agreement if he revokes this Severance Agreement. Executive also acknowledges and agrees that if Employer has not received from him written notice of his revocation of this Severance Agreement prior to the expiration of the Revocation Period, Executive will have forever waived his right to revoke this Severance Agreement, and this Severance Agreement shall thereafter be enforceable and have full force and effect.
8.     Clawback.  Executive agrees that all compensation and benefits provided by the Company under this Agreement will be subject to recoupment or clawback by the Company under any applicable clawback or recoupment policy of the Company that is generally applicable to the Company’s executives, as in effect on the Termination Effective Date, or as required by applicable law.  In addition, if the Board or any committee thereof reasonably determines that Employee has on or prior to the Termination Effective Date committed a material act of embezzlement, fraud, dishonesty, nonpayment of any obligation owed to the Company or any Affiliate of the Company, breach of any fiduciary duty, violation of ethics policy or code of conduct, or deliberate disregard of the Company’s or Affiliate of the Company’s rules resulting in material loss, damage or injury to the Company or any Affiliate of the Company (any of the foregoing acts, an “Act of Misconduct”), then except as otherwise provided by the Board or such committee, the Employee may be required, in the Board or such committee’s reasonable discretion, to return and/or repay to the Company any compensation and benefits previously provided under this Agreement to the extent necessary to reimburse the Company for any actual losses suffered by the Company as a result of any such Act of Misconduct.  Notwithstanding the foregoing, any determination made by the Board or such committee under this paragraph must be made within four years after the Termination Effective Date and in making such determination, the Board or such committee must give Employee and/or his counsel an opportunity to appear and present evidence on his behalf at a hearing before the Board or such committee or its designee and, in connection therewith, shall give Employee and/or his counsel the opportunity to submit written comments, documents, information and arguments to be considered by the Board or such committee at such hearing.
9.     Non-Admissions: Executive acknowledges that by entering into this Severance Agreement, Employer does not admit, and does specifically deny, any violation of any local, state, or federal law.
10.    Severability: If any provision of this Severance Agreement is held to be illegal, invalid, or unenforceable, such provision shall be fully severable and/or construed in remaining part to the full extent allowed by law, with the remaining provisions of this Severance Agreement continuing in full force and effect.
11.    Entire Agreement: This Severance Agreement constitutes the entire agreement between the parties, and supersedes all prior and contemporaneous negotiations and agreements, oral or written except that Executive shall continue to have all obligations under Section 7 of the Employment Agreement and Sections 7, 9 and 19 of the Employment Agreement shall remain in full force and effect and Executive shall continue to have post-employment obligations under the terms of any other agreements or Company policies in force as of the date hereof, including without limitation, the nonsolicitation and confidentiality provisions and restrictive covenants in the Southcross Holdings LP Class B Unit Award Agreement and Joinder Agreement dated as of August 1, 2016 and January 6, 2017, between Southcross Holdings LP and Executive. This Severance Agreement cannot be changed or terminated except pursuant to a written agreement executed by the parties.
12.    Governing Law: This Severance Agreement shall be governed by and construed in accordance with the laws of the State of Texas, except where preempted by federal law.
13.    Statement of Understanding: By executing this Severance Agreement, Executive acknowledges that (a) he has had at least twenty one (21) days to consider the terms of this Severance Agreement and has considered its terms for that period of time or has knowingly and voluntarily waived his right to do so; (b) he has been advised by Employer to consult with an attorney regarding the terms of this Severance Agreement; (c) he has consulted with, or has had sufficient opportunity to consult with, an attorney of his own choosing regarding the terms of this Severance Agreement; (d) he has read this Severance Agreement and fully understand its terms and their import; (e) except as provided by this Severance Agreement, he has no contractual right or claim to the benefits described herein; (f) the consideration provided for herein is good and valuable; and (g) he is entering into this Severance Agreement voluntarily, of his own free will, and without any coercion, undue influence, threat, or intimidation of any kind or type whatsoever.
[signature page follows]

In Witness Whereof, Executive and the Company have executed this Severance Agreement as of the Effective Date:

SOUTHCROSS ENERGY PARTNERS GP, LLC		BRUCE A. WILLIAMSON

By:	/s/ David Biegler	/s/ Bruce A. Williamson

Printed Name: David Biegler		Printed Name: Bruce A. Williamson

Title: President and CEO